Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2010

April 20, 2010   //  10:00 am (CT)

RLI Participants

Jonathan E. Michael — President, CEO

Michael J. Stone — President, COO (RLI Insurance Company)

Joseph E. Dondanville — Sr. VP, CFO

John Robison — Treasurer, Chief Investment Officer

Conference Call Participants

Name	Affiliation

Joe DeMarino	Piper Jaffray
Doug Mewhirter	RBC Capital Markets
Vincent D’Agostino	Stifel Nicolaus
Mike Nannizzi	Oppenheimer & Co.
Court Dignan	Fidelity Capital Investors
Caroline Steers	Macquarie Securities

RLI CORP.

Moderator: John Robison

April 20, 2010

10:00 a.m.  CT

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corporation [sic] first-quarter earnings conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the Company we will open the conference up for questions and answers after the presentation.

Before we get started let me remind everyone that through the course of the teleconference RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company’s various SEC filings including in the annual Form 10-K which should be reviewed carefully.

The Company has filed a Form 8-K with the Securities and Exchange Commission that contains a press release announcing first-quarter results. RLI management may make reference during the call to operating earnings and earnings-per-share from operations which are non-GAAP measures of financial results. RLI’s operating earnings and earnings-per-share from operations consist of net earnings after the elimination of after-tax realized investments, gains, or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods that may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company’s website at www.rlicorp.com. At the request of the Company we will open the conference up for questions and answers following the presentation.

I will now turn the conference over to RLI’s Treasurer and Chief Investment Officer, Mr. John Robison. Please go ahead, sir.

John Robison: Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the first quarter of 2010. Joining me for today’s call are Jon Michael, President and CEO of RLI Corp.; Joe Dondanville, Senior Vice President and Chief Financial Officer; and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

The format for the call is as follows. I will give a brief review of the financial highlights and discuss the investment portfolio. Mike Stone will talk about the quarter’s operations, then we will open the call to questions, and Jon Michael will finish up with some closing comments.

Our first-quarter operating earnings were $0.94 per share. Included in this quarter’s earnings are $6.6 million in pretax favorable development and prior-years’ loss reserves. The favorable development came from our casualty and surety books of business. The combined ratio for the first quarter was 89.1. Gross written premiums were down 5% for the quarter. Given the economic slowdown and the continued soft rate environment, the decline in top-line premium is expected.

This discipline is ingrained in our culture and our compensation systems. We reward profits, not premiums. Comprehensive earnings were $33.5 million for the quarter resulting in book value per share growth of 3% to $40.28.

Turning to the investment portfolio. As of March 31 our overall allocation was 75% in fixed income, 15% in equities, and 10% in short-term investments. During the last couple of weeks of the quarter we had a number of maturities and calls and we have redeployed these short-term balances. The total return on our investment portfolio was 2.4% for the quarter. Equities were up 4.9% while bonds posted a 1.9% gain.

We expect the current economic recovery to continue at a positive but subpar pace. Historically, recoveries have been led by the consumer spending and a robust housing sector, both of which remain fairly weak in this recovery. In addition, the high unemployment rate continues to put pressure on consumer spending and confidence. The next few quarters will mark a transition period for our economy as government spending is scaled back and growth becomes dependent on the private sector. While inflation remains in check, since the end of 2008 the 10-year treasury yields have increased over 160 basis points, but remain below 4%. While the government has increased its debt levels substantially, yields remain low as investors continued to seek the safety of treasuries.

So what have we done? We have reduced our overall muni holdings over the last year by $100 million as we believe these credits will continue to feel the impact of government deficits. We have slowly increased our equity allocation. While much of this increase is due to market, we have put some funds to work in the equity markets. We believe over the next three to five years, while the markets will remain volatile, equities will outpace bonds. We have reduced our overall bond portfolio duration from an average of five years throughout 2009, to 4.3%, and remain asset-liability matched with a high-quality portfolio of ‘AA.’

Investment income declined 6.2% from the first quarter of 2009. Lower reinvestment rates, dividend declines, and our exiting of the high-yield muni bond fund and preferred stocks during the first quarter of 2009 are the reasons for the decline. The tax-equivalent book yield on our fixed income portfolio is approximately 5.1% and our book yield on our equity portfolio is 4.1%. To summarize, we had a good first quarter of investment performance. We are proceeding in a cautious manner making sure our portfolio remains high quality and is positioned well to support our objectives of protecting policyholders and enhancing shareholder value.

Turning to the share repurchase, during the quarter we repurchased nearly 214,000 shares at an average cost of $52.79. Over the last three years we have repurchased approximately 3.5 million shares at an average cost of $55.53. As we have said many times, our first choice is to deploy the capital to create shareholder value. When we do not see opportunities to deploy our excess capital we return it to shareholders. We have roughly $7 million remaining on our share buyback authorization. Once it is completed we will reevaluate our capital position, along with the market opportunities we see to effectively manage our capital.

For the operations highlight, I will now turn the call over to Mike Stone. Mike.

Mike Stone: Thanks, John. Good morning, everybody. Another good underwriting quarter, 89 combined ratio; good by anyone’s standards. We continue to be disciplined in a tough market place and a difficult economy. In addition to generally weak pricing environment, the recession puts additional pressure on our exposure basis. Premiums are heavily dependent on our customers’ revenues, miles traveled, values, new projects, etc. And the surplus lines space continues under considerable pressure with standard lines companies with broader terms and conditions and cheaper prices, significantly cutting into our business and that of our wholesale distributors.

This is consistent with prior cycles and seems to belie all the industry pundits’ assurances that this time it’s different due to the better data, better management, better governance. I would suspect that this cycle will end badly for many as it has in prior cycles. While we don’t like to shrink our premium base and we work diligently to find new avenues, new products, for example the crop premium that came in this quarter, we prefer to shrink than face the inevitable reserve hole others will face. And none too soon as far as we are concerned.

Let’s talk about casualty for a few minutes - the most competitive area. We are down 22% in gross written premiums in E&S lines, commercial umbrella and general liability, which also happens to be our largest line. We have a significant exposure in the construction arena and construction activity is down with the recession. It’s off measurably and it’s off even more so in the major surplus lines states, for example, Florida and California. Rates are off about 7% in addition as we continue to be disciplined, fight hard for our good renewals, but find it difficult to find new business opportunities.

Transportation - off 14% gross written premium; very competitive trucking environment with the economy retarding any growth there as well. However, we are starting to see some increased activity by our policyholders, a bit of a glimmer of hope in that sector.

Our PUP product - flat gross written premium. This is less subject to rate competition as it’s an admitted product, and volume was flat. That is very strong in this environment, very good story.

Our design professionals, our newest casualty product, was up some $2 million in gross written premium for the quarter year-over-year as it continues to gain traction and executes on its business plan.

Property - gross written premium up 5%, pricing up a bit. Most of the premium growth comes from new products, the crop and a small South Carolina companion facility that we have for CAT business.

Marine was down 9% as we continue to re-underwrite the hull and P&I segment. We are through most of this underwriting, but we will be cautious as the quarters ahead, as the market continues to be difficult.

Our E&S business, the fire and wind, is off about 5% and our DIC business is off about 20% gross written premium as we continue to effectively manage our exposures. We are down some 40% since 2006. We are achieving double-digit returns but remain very disciplined in this space.

Our property facultative reinsurance unit continues to perform well. Gross written premiums up 39%, about $1 million year-over-year in that area. Commissioning activity is up and the business is performing very nicely.

Fidelity and surety - gross written premium up 6% as the contract energy and commercial surety business is up 17% as additional underwriting capacity kicks in. Our fidelity business struggles in a soft underwriting environment. We are adjusting our underwriting activity and expect to regain momentum in the coming quarters.

Our strategy remains to diversify our portfolio, bulk up and add products that are less susceptible to cyclical pressures, for example, surety, PUP, crop, and balance maintaining underwriting capacity with expense pressures. So all-in-all a good quarter. Proud of our underwriters, and an 89 combined ratio is good under any circumstance.

With that, I will send it back to John.

John Robison: Thanks, Mike. I am ready to open the call up to questions.

[Question-and-Answer Session]

Operator: (Operator Instructions). We’ll now take our first question from Joe DeMarino, with Piper Jaffray.

Joe DeMarino: Thanks and good morning. My first question is on the pricing environment. Can you give us an estimate of what pricing was like on renewals versus new business, either within your business segments or across the board?

Mike Stone: Yes, this is Mike Stone. Casualty business pricing is off about 5%, the property business is probably up a little bit north of 5%, 6% or 7%, and surety is basically flat. So we continue to see pressure in the casualty arena and as I said earlier in the E&S space where we are getting significant pressure from the standard lines companies. The property business, with a considerable component of that CAT, where the prices are not as much under pressure.

Joe DeMarino: And is that for renewals or just in general?

Mike Stone: No, that is basically for renewals but we are not seeing any additional rate on the new business. In fact the new business continues under probably even more pressure.

Joe DeMarino: Sure, okay. And then the accident year loss ratio was higher year-over-year moderately — or lower, excuse me. Was there anything in last year’s number that resulted in a higher accident year loss ratio?

Joe Dondanville: This is Joe Dondanville. We don’t see it quite as you do. We would think that the accident year loss ratio for 2010 would be higher than 2009, primarily driven by changes in pricing.

Joe DeMarino: Okay, I will have to do — probably recalculate that. And then your cash balance seems to be higher also since year-end as well as year-over-year. Is that because you feel you are not being rewarded for investing further out on the curve or are you hoarding cash because you are seeing some opportunities in terms of investment?

John Robison: Towards the last two weeks of March we had a number of calls and maturities, so it’s more of a timing issue. Since then we have put a lot of that back to work. We are buying shorter duration, not going out very far on the yield curve, high quality.

Joe DeMarino: Okay, great. That was all I had. Thank you.

Joe Dondanville: Let me follow up with that loss ratio. If you are looking at the overall, the overall is down slightly because of fire but if you look at the individual components casualty and surety are up slightly.

Joe DeMarino: On an accident year basis?

Joe Dondanville: Yes.

Joe DeMarino: Okay, thank you. That is helpful.

Operator: We’ll go next to Doug Mewhirter, with RBC Capital Markets.

Doug Mewhirter: I had three questions. First, did you have any property losses due to the snow storms or any appreciable amount?

Joe Dondanville: This is Joe Dondanville again. Yes, we did. It was roughly about $1 million.

Doug Mewhirter: Okay, just $1 million?

Joe Dondanville: The Northeast storms.

Doug Mewhirter: Okay. The second question is would you be willing to disclose how much your ProAg premiums were this quarter, or do you have that information?

Joe Dondanville: It’s a little over $5 million of written.

Doug Mewhirter: About $5 million written?

Joe Dondanville: Yes, and about $1 million of earned.

Doug Mewhirter: Okay. I guess my last question is if the expense ratio I guess has been kind of high and I know that a lot of times that can be distorted by bonus accruals because you have favorable reserve development or so. But looking at — I guess comparing the first quarter of this year to the first quarter last year, your favorable development was roughly the same in terms of combined ratio points. I noticed your expense ratio was several points higher. Is that just because it’s a lower earned premium base or you are still ramping up? Is it because your new programs, you still haven’t really earned your underwriters’ salaries yet with the premium base? Is it a mix?

Joe Dondanville: Well, I would let John Robison tell you why, and it’s the bonus attributes associated with the improvement in the investment side. That is what you see as any improvement or increase in expenses is related to that.

Doug Mewhirter: Okay, thanks. That is all my questions.

Joe Dondanville: Just to follow up on that, we did have an increase because of mix as we are writing more surety business. I think the increase in loss ratio points is about two points because of that — the expense ratio rather.

Doug Mewhirter: Okay. Yes, that makes sense because surety has generally a low loss ratio and a higher expense ratio. Great, thank you.

Operator: (Operator Instructions). We’ll move next to Vincent D’Agostino, with Stifel Nicolaus.

Vincent D’Agostino: Good morning, everyone. Just had a couple quick questions. First off on the casualty segment it looks like there is some occasional loss ratio volatility but anything you can speak to about the higher current period combined ratio in the quarter, anything that we can look to for that?

Joe Dondanville: It’s primarily driven by the expense ratio with the drop in premiums. We do look at our expenses but we are trying to hold on to the premium producers out in the field in order to keep our production plant intact. And that is having a negative impact as premium volumes continue to drop.

Vincent D’Agostino: And then I think you talked a little bit on putting some additional funds to work in the equity portfolio. Is there any particular sectors that you are putting that to work in?

John Robison: Yes, we tend to focus on higher dividend paying stocks, lower beta, so we would steer clear of the higher beta, more volatile names if we can. So, we have a nice mixture of utilities and just the higher dividend payers.

Vincent D’Agostino: And then lastly, with the Maui Jim results I think everything looked good there, especially considering the soft 1Q09 comp. But taking a look at the increase there, is there anything that you are seeing that would be indicative of greater consumer propensity to make higher discretionary purchases in 2010 if we are seeing higher sunglass sales in 1Q10 already?

Joe Dondanville: We really can’t say what impact Maui Jim and what that leads to the overall economy, but Maui Jim did see an increase in sales in the first quarter, not only in worldwide sales in which they have grown geographically, but they have also seen an increase in sales in the United States.

Vincent D’Agostino: Is that any change in promotion or just a change in the consumer demand side?

Joe Dondanville: I believe it’s the consumer demand side.

Vincent D’Agostino: Great, that was all I have. Everything was most helpful. Thank you.

Operator: We’ll move next to Michael Nannizzi, with Oppenheimer.

Michael Nannizzi: Thank you. Mike, could you talk a little bit about the habitational business in the casualty segment, just kind of what sort of trends you are seeing there?

Mike Stone: Yes, the habitational business on the GL side is picking up a bit on the loss ratio side. We have pulled back a bit in that area. We have written over the past four or five years during the hard market and continued for the last several years writing a considerable amount of risk in the Northeast as well as in California and the Southeast. The Southeast is drying up but we are pulling back in the Northeast, there is quite a bit of competition.

Michael Nannizzi: And then I don’t know if I might have missed it but can you talk a little bit about personal umbrella and the trends that you have seen in that business over the past, call it, including obviously the first quarter but maybe fourth quarter, first quarter? Just any trends materializing there.

Mike Stone: No, we are about flat when it comes to the premium. We are not growing that like we have in the past because there has been a bit of additional competition, but from a loss standpoint it’s about the same. We are continuing — it’s continuing to perform well. We are very careful in underwriting there and it’s continuing to perform as it has in the recent past and also back for a number of years. We have not seen any unfavorable trends like some of our friends have.

Michael Nannizzi: Got it. Thank you. Then just maybe a question just on capital. I know you mentioned that you would be revisiting the share repurchase authorization once exhausted. As you think about capital and premium-to-surplus, let’s say where we are we continue seeing the trends over the rest of 2010. Where do you anticipate that sort of capital that risk-to-capital moving? Do you want to keep it above half? Do you want to keep it below a certain number? Is there a range that we should think about in terms of operating leverage? And thank you for answering the questions.

Jon Michael: It’s Jon Michael. I think that premium-to-surplus ratio is probably more the result of where our capital is rather than where we want to keep that in any kind of a range. I know that would help you with your models, but we don’t really view it that way. We look at our risk-adjusted capital, look at how the rating agencies view us and whether or not we have excess capital or not. So, it’s a non-answer but I couldn’t answer because it would be a result of ...

Michael Nannizzi: I understand. No, you are exactly right. I think that that is the exact intersection. For us it’s a driver, for you it’s more of a management result. I get it; that makes sense. Thank you.

Operator: And we’ll move next to Court Dignan, with Fidelity.

Court Dignan: Thanks for taking my question. Just a couple things. You mentioned broader terms and conditions in the market. I think it was done — the comment was made in conjunction with standard line carriers moving into the E&S market. I am just wondering if you can give a little bit more color on that. Maybe potentially compare it to history and whether you are seeing things like packaging getting more traction, along those lines?

Mike Stone: It’s Mike Stone. Clearly a big part of it is the packaging of either the property that chased the business into the surplus lines space or the liability that chased it into the surplus lines space. What we see is the standard lines companies packaging that business back up and that business not — we don’t lose the business to a typical competitor because it’s not in — the wholesaler never even sees it, so we don’t get it. When I talk about the terms and conditions from that business that’s admitted business, so to the extent that we have special terms, exclusions, conditions on our policies those would not obtain on a standard lines policy. So there would be broader as a result that is what we are seeing. I think in the surplus lines that the typical competitors that we have in that space, the Bermuda guys and the US competitors, that is sort of more business as usual. Some people are more competitive than others in various places but where we really see the competition, where we are not seeing the business, is from the standard guys coming deeply into our territory.

Court Dignan: Thanks, that is helpful. Then also there looked to be a decline year-over-year in casualty reserve release. I am just wondering if you could provide a little bit more color in terms of whether you are seeing any changes on the margin frequency or severity trends by line or were there any specific action years that are starting to stand out.

Jon Michael: This is Jon Michael again. I don’t think there is any trend there, it is what it is. We calculate this every quarter and it doesn’t appear to be any kind of a trend. Some lines are up one quarter, down the next but we are not really seeing any trends there that we can tell you about.

Court Dignan: Just the last question. In terms you gave the overall yield for the fixed income portfolio and the equity portfolio, I was wondering what the new money yield was in the quarter?

John Robison: You know I don’t have that readily available. With the new money that we are putting to work in the fixed income side, again, we are on the shorter end of the yield curve and we are buying more defensive structures. So the yield would start out a little lower than what you would get at the 10-year level, so I would say it would around 3, 3.5, 4%.

Court Dignan: Great, thank you.

Operator: (Operator Instructions). We’ll move next to Caroline Steers, with Macquarie.

Caroline Steers: Most of my questions have been answered. By just relating to the ProAg book, I know you commented on this in the fourth-quarter call, but relating to the 2010 SRA has your view changed at all in regards to how much that might affect you as a reinsurer? And that is it. Thanks.

Mike Stone: This is Mike Stone. No, our view hasn’t really changed. There is obviously going to be an impact. ProAg doesn’t have as much penetration in ‘I’ states where it’s going to be — have a much bigger impact. They aren’t on the highest end of the commissions either so less impact, but there will be an impact clearly. But not as much, I think, on that book of business than you would expect with some others.

Caroline Steers: Okay, thanks. And then just in terms of the casualty development what lines or years is that development mainly coming from?

Joe Dondanville: This is Joe Dondanville again. It’s primarily coming from 2005 to 2007 and it’s coming out of personal umbrella and transportation.

Caroline Steers: Okay, thanks.

Operator: If there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael: Thank you all for your thoughtful questions and for listening in this quarter. We continue to deliver strong results in a difficult economy and insurance marketplace. Our business relies on the strength of the economy from the contractors we ensure to the trucks that we underwrite. While our top line is down slightly, our profitable results remain our primary passion. We’ve been able to diversify our product offerings which have helped offset premium losses in the more mature product lines. I cite surety, fidelity, crop, architects and engineers as some examples.

Our balance sheet does remain strong and we’re well positioned in the marketplace as we continue to seek new opportunities to enhance our shareholders’ value. As the capital markets have continued to strengthen in the first quarter, that helped to drive our strong comprehensive earnings and book value growth. ROE for the trailing four quarters was 15%. At a little bit over 89 combined for the quarter. I think it’s a very satisfying quarter, all-in-all very good.

Once again thanks for attending and look forward to talking to you next quarter. Thanks.

Operator: Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1-888-203-1112 with an ID number of 6145991. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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